EXHIBIT 4.4

                              EMPLOYMENT AGREEMENT

         Employment  Agreement  dated as of  January  1,  2001,  between  Torque
Engineering   Corporation   of  2932  Thorne  Drive,   Elkhart,   Indiana  46514
(hereinafter the Company) and Michael Bennett (hereinafter the Employee).

         1. Term of Employment. The Employee's employment shall begin as of January 1, 2001, and shall continue for a period of three years thereafter.

         2. Salary. The Company shall pay the Employee a salary of One Hundred Thousand Dollars ($100,000) per year payable as follows.

                  (a) For employment services rendered during the period from January 1, 2001, through April 30, 2001, the Employee shall be paid 35,543 shares which includes reimbursement of expenses as provided in paragraph 7. The Company shall take all steps and pay all fees reasonably necessary to register the shares of Common Stock issued to the Employee pursuant to the provisions of this Section 2(a).

                  (b) For employment services rendered from May 1, 2001, though the termination of this Agreement, the Employee's salary shall be payable in cash in substantially equal installments in accordance with the Company's customary payroll practices. Should the Employee be employed for only a portion of any pay period, his salary shall be prorated to reflect the actual days of employment during such pay period.

                  (c) In addition to the salary stated above, the Employee shall be granted options to purchase a total of Seventy-five Thousand (75,000) shares of Common Stock in accordance with the terms and conditions of the Company's 1999 Stock Option Plan. Options to purchase Twenty-five Thousand (25,000) shares of Common stock shall be granted on October 31, 2001, October 31, 2002, and October 31, 2003, so long as the Employee continues to be employed by the Company on such dates, and all such options shall be immediately vested in the Employee.

         3. Duties and Position. On the terms and conditions set forth herein, the Company hereby employs the Employee to serve as its Chief Operating Officer. The Employee shall exercise the authority and shall have and perform the duties and responsibilities customary to an employee serving as a Chief Operating Officer of a corporation of the size and in the same line of business as the Company. The Employee's duties generally will be to manage the operations of the Company, including production and costs of the Company's plant in Elkhart, Indiana. The Employee shall be responsible to, and shall report directly to, the Board of Directors of the Company. The Employee's duties may be reasonably changed, increased or reduced in accordance with the directives of the Board of Directors.

         4. Employee to Serve if Elected. Should the Employee be elected or appointed as a director or officer of the Company during his employment, the Employee shall serve in such office without additional compensation. The Company is not required by this Agreement to cause the election or appointment of the Employee as an officer or director of the Company.

         5. Employee Shall Devote Full Time to Company. The Employee will devote his full time and attention to the business of the Company, and, during his employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage. However, except as provided in Section 13 below, the Employee is not prohibited from making personal investments in any other businesses, so long as those investments do not require the Employee to participate in the operation of the companies in which he invests.

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         6.  Confidentiality  of Customer List.  Since the list of the Company's customers is a valuable, special, and unique asset of the Company, the Employee agrees, during and after the term of his employment, not to reveal the list, or any part of it, or other Company trade secret to any person, firm, corporation, association, or any other entity. The Company shall be entitled to restrain the Employee from disclosing the list, or any other trade secret, to any entity to whom the list or trade secret has been or is threatened to be disclosed. The right of an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this Section, including recovery of damages.

         7. Expense Reimbursement. The Company shall pay or reimburse the Employee for all reasonable and actual out-of-pocket travel and other ordinary business expenses incurred by the Employee in connection with the performance of his duties under this Agreement, provided that such expenses are properly documented in accordance with the Company's normal procedures. During the period from January 1, 2001, through April 30, 2001, the Employee shall be entitled to an expense allowance of One Thousand Dollars ($1,000.00) per month for temporary housing and auto transportation while living in Elkhart, Indiana, and the Employee shall be reimbursed for airfare for one trip per month from Elkhart, Indiana, to his current residence in North Carolina.

         8. Vacation. The Employee is entitled to an annual vacation leave of two weeks at full pay, as may be provided by the Company's vacation policies. The Employee shall take his vacation at times mutually agreed upon by the Employee and the Company.

         9. Benefits. The Employee shall be entitled to participate fully, on a basis commensurate with his position at the Company, in all plans of life, accident, medical, health and disability insurance, and other employee benefit plans which are generally made available to employees of the Company, except for plans which the Company's Board of Directors, in its sole discretion, adopts for select employees to compensate them for special or extenuating circumstances.

         10. Policies and Procedures. The Employee agrees to comply with all written standards of performance, policies, rules, practices and procedures as may be adopted by the Company from time to time.

         11. Termination. This Agreement and the employment of the Employee may be terminated as follows.

                  (a) Termination by Either Party in First Four Months. Either party may terminate this Agreement effective as of April 30, 2001, upon 10 days' written notice to the other party.

                  (b) Termination by the Company for Cause. The Company may terminate this Agreement immediately for Cause, which is defined as: (i) fraud, malfeasance, theft or misappropriation of, or embezzlement against, the assets of the Company or any of its customers, intentional material damage to the property or business of the Company or any of its customers, or breach of any fiduciary duty to the Company or any of its customers; (ii) conviction of, or plea of nolo contendere to, any felony or offense involving money or other property of the Company or any of its ___ customers; ___ (iii) except under circumstances of disability, cessation of the Employee's performance of his duties under this Agreement, or the Employee's substantial failure to perform them in a capable and conscientious manner, for a period of more than three consecutive weeks; or (iv) intentional wrongful disclosure of the Company's customer list described in Section 6 above.

                  (c) Termination by Death, Disability or Retirement. This Agreement automatically shall terminate upon the Employee's death or retirement (including the receipt of benefits under a retirement plan sponsored by the Company, if any). The Company may terminate this Agreement upon a final determination of the Employee's total or residual disability, as determined by the Company's Board of Directors in good faith in accordance with any long-term disability insurance policy under which the Employee may receive benefits.

                  (d) Termination by the Company Upon a Change of Control. The Company may terminate this Agreement upon 30 days' written notice to the Employee upon any of the following events: (i) the sale of all or substantially all of the Company's assets to a single purchaser or group of associated purchasers in one or more related transactions; (ii) the sale, exchange, or any other transaction other than a public offering of securities immediately after which securities of the Company representing 50% or more of the combined voting power of the then-outstanding securities of the Company ultimately shall be owned by person(s) who shall not have owned such securities prior to such transaction or who shall be a party to such transaction; (iii) the Company's termination of its business; or (iv) the merger or consolidation of the Company in a transaction in which the Company's shareholders receive less that 51% of the outstanding voting stock of the surviving corporation.

                  (e) Termination by the Company Without Cause. The Company may terminate this Agreement without Cause and for any reason other than those covered by Sections 11(a), (c) or (d), by giving the Employee 10 days' prior written notice. Should the Company so request, the Employee shall continue to work and be paid up to the date of termination. ___ If this Agreement and the Employee's employment is terminated pursuant to this Section 11(e), the Company shall pay the Employee a severance allowance as follows: (i) if the termination date is on or between May 1, 2001, and October 31, 2001, the severance allowance shall be equal to three months base pay; (ii) if the termination date is on or between November 1, 2001, and October 31, 2002, the severance allowance shall be equal to six months base pay; and (iii) if the termination date is on or between November 1, 2002, and October 31, 2003, the severance allowance shall be equal to nine months base pay.

                  (f) Termination by the Employee. The Employee may terminate this Agreement for any reason by giving the Company 10 days' prior written notice. The Employee shall work and be paid his regular salary up to the date of termination.

         12. Death Benefit. In addition to any death benefit payable under the Company's group insurance policy, the Company will pay to the Employee's estate, upon his death, any compensation due the Employee up to the end of the month during which the Employee dies.

         13. Non-Competition. As a material inducement to the Company to enter into this Agreement, the Employee agrees and covenants that without the prior written consent of the Company, during his employment with the Company and for a period of five years thereafter, he will not engage, participate or invest, directly or indirectly, whether as an owner, sole proprietor, partner, shareholder, officer, director, employee, consultant, agent, founder, co-venturer or otherwise, in any business activity anywhere within a 500-mile radius of Elkhart, Indiana, which offers any services or products which are competitive with the products or services of the Company.

         14. Choice of Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Indiana, without regard to its provisions on conflicts of laws.

         15. Entire Agreement, Modification and Waiver. This Agreement supersedes all previous negotiations, discussions and correspondence between the parties and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement. Alteration, modification or change of this Agreement shall be invalid except by written instrument executed by both parties.

         16. Severability. If, for any reason, any provision of this Agreement is held invalid or unenforceable to any extent when applied to any person or circumstance, the remaining provisions hereof shall not be affected thereby and each provision hereof shall be enforced to the fullest extent allowed by law.

         17. Assignment. This Agreement is not assignable by either party without the written consent of the other party. Any attempt to assign, transfer or sublicense any of the rights, duties or obligations under this Agreement shall be void unless such consent is first obtained. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assignees.

         18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         19. Notice. Any notice required or desired to be given hereunder shall be in writing and shall be considered effective when (i) delivered, if by personal delivery or delivery by national courier, (ii) upon receipt, if sent by facsimile, which facsimile has been telephonically confirmed, between the hours of 9:00 a.m. and 5:00 p.m. local time of the recipient, on a business day, or if not, at 9:00 a.m. local time on the next business day, or (iii) upon first attempted delivery after mailing by certified mail, return receipt requested, postage prepaid, at the address given under the recipient's signature below.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

"COMPANY"                                  "EMPLOYEE"

TORQUE ENGINEERING CORPORATION


------------------                          -----------------------
Name: Rick Wedel                            Michael Bennett

-----------------
Title: CEO

Address for purposes of notice:             Address for purposes of notice:

2932 Thorne Drive                           3108 Drew Hill Lane
Elkhart, Indiana 46514                      Chapel Hill, North Carolina 27514
Fax: (219) 264-2628                         Fax: (___) ___-_____